BRINKER INTERNATIONAL
                              LOGO






                        6820 LBJ Freeway
                      Dallas, Texas 75240
                         (972) 980-9917

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  To Be Held November 14, 2002


                                                   September  24, 2002

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Brinker International, Inc. (the "Company") to be held at 10:00 a.m., on Thursday, November 14, 2002, at the Westin Park Central Hotel, located at 12720 Merit Drive, Dallas, Texas. At the meeting, shareholders will elect ten (10) directors for one-year terms, vote on an amendment to the Company's Stock
Option and Incentive Plan, and vote on such other matters, including a shareholder proposal, as may properly come before the meeting. Our agenda for the meeting will also include a strategic overview of the Company.

Shareholders of record at the close of business on September 16, 2002, are entitled to vote at the annual meeting or any adjournment thereof.

Whether or not you plan to be present at the meeting, please take the time to vote, either by telephone or by mailing in your proxy. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting.


                                        Very truly yours,





                                        Ronald A. McDougall
                                        Chairman of the Board and
                                        Chief Executive Officer








                    BRINKER INTERNATIONAL, INC.
                        6820 LBJ Freeway
                      Dallas, Texas 75240
                         (972) 980-9917

                         ==============

                        PROXY STATEMENT
                              For
                 ANNUAL MEETING OF SHAREHOLDERS

                  To Be Held November 14, 2002

                         ==============

      The Board of Directors of Brinker International, Inc., a Delaware corporation (the "Company" or "Brinker International") requests your proxy for the annual meeting of shareholders to be held on November 14, 2002. If you sign and return the enclosed proxy, or vote by telephone, you authorize the persons named in the proxy to represent you and vote your shares for the purposes we mentioned in the notice of annual meeting. This Proxy Statement and related proxy are being distributed on or about September 24, 2002. The record date for shareholders entitled to vote at the annual meeting is September 16, 2002. At the close of business on September 9, 2002, the Company had 97,377,571 shares of common stock, $0.10 par value ("Common Stock"), issued and outstanding and entitled to vote at the meeting. At the annual meeting, shareholders will (a) elect ten directors of the Company for one-year terms, (b) vote on an amendment to the Company's Stock Option and Incentive Plan, and (c) vote on such other matters, including a shareholder proposal, as may properly come before the meeting. The Board of Directors asks you to vote FOR the director nominees and FOR the amendment to the Stock Option and Incentive Plan and to vote AGAINST the shareholder proposal. This Proxy Statement provides you with detailed information about each of these matters.

      If you come to the meeting, you will be able to vote in person. If you are unable to come to the meeting, your shares can be voted only if you have returned a properly executed proxy or followed the telephone voting instructions. You may revoke your authorization at any time before the shares are voted at the meeting by giving written notice or a subsequently dated proxy
(either by mail or by telephone), to the Secretary of the Company, or by voting in person.

      A quorum of shareholders is necessary to hold a valid meeting. If at least a majority of the shares of Common Stock issued and outstanding and eligible to vote are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. However, only the number of shares voted in person or by proxy and abstentions are counted for purposes of determining the presence or absence of a quorum for a specific proposal. The total number of votes cast FOR each proposal will be counted for purposes of determining whether sufficient affirmative votes have been cast. If you grant a proxy, the person named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. The Company does not expect any matters to be presented for a vote at the annual meeting other than those matters described in this Proxy Statement.

      Certain shareholders who hold their shares in street name and live in the same household may receive only one copy of this Proxy Statement and Annual Report. This practice is known as "householding." If you hold your shares in street name and would like additional copies of these materials, please contact your broker. If you receive multiple copies and would prefer to receive only one, please contact your broker as well. Brinker International does not currently use householding for record holders and will send notice to record holders before using householding, giving record holders the opportunity to continue to receive multiple copies in the same household.


                           PROPOSAL 1

                      ELECTION OF DIRECTORS

      Ten directors are to be elected at the meeting. Each nominee will be elected to hold office until the next annual meeting of shareholders. With the exception of Erle Nye, all nominees are currently serving as directors of the Company; all current directors were elected by the shareholders at the annual meeting of shareholders held on November 15, 2001, except Cece Smith, who was appointed to the Board of Directors in January 2002. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the Board of Directors can name a substitute nominee and the proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.


Information About Nominees

      Information about the ten persons nominated as directors is provided below. The shares represented by proxy cards returned to us will be voted FOR these persons unless you specify otherwise.

      Ronald A. McDougall, 60, was elected Chairman of the Board and Chief Executive Officer in November 2000, having served as Vice Chairman and Chief Executive Officer from January 1999 until November 2000, and President and Chief Executive Officer of the Company from June 1995 until January 1999. Mr. McDougall joined the Company in 1983 and served as Executive Vice President - Marketing and Strategic Development until his promotion to President and Chief Operating Officer in 1986, a position he held until 1995. Mr. McDougall has served as a member of the Board of Directors of the Company since 1983 and is a member of the Executive Committee of the Company. Mr. McDougall also serves on the Board of Trustees of the Cooper Institute for Aerobics Research and Southern Methodist University's Edwin L. Cox School of Business.

      Douglas H. Brooks, 50, became President and Chief Operating Officer of the Company in January 1999. Previously, Mr. Brooks served as Chili's Grill & Bar ("Chili's") President from June 1994 to May 1998 and Executive Vice President and Chief Operating Officer from May 1998 until January 1999. Mr. Brooks joined the Company as an Assistant Manager in 1978 and was promoted to General Manager later that year. He was named Area Supervisor in 1979, Regional Director in 1982, Senior Vice President - Central Region Operations in 1987, and Senior Vice President - Chili's Operations in 1992. He held this position until becoming President of Chili's in 1994. Mr. Brooks serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children's Research Hospital.

      Dan W. Cook, III, 67, is Senior Advisor to MHT Partners, L.P., an investment banking firm, a position he has held since December 2001. Mr. Cook also is a Retired Partner of Goldman Sachs, an investment banking firm. Mr. Cook joined Goldman Sachs Group in 1961, was a general partner when he retired in 1992, and served as a Senior Director from 1992 until becoming a Retired Partner in December 2000. Mr. Cook is a member of the Executive, Compensation and Governance and Nominating Committees of the
Company and has served as a member of the Board of Directors since October 1997. Mr. Cook also serves on the Board of Directors of Centex Corporation and GreatLodge.Com and is an Advisory Director of Deep Nines. Mr. Cook is a member of the Board of Trustees of Southern Methodist University as well as Director of the Edwin L. Cox School of Business Executive Board.

      Marvin J. Girouard, 63, is the Chairman and Chief Executive Officer of Pier 1 Imports, Inc., having been elected to the position of Chairman in February 1999 and Chief Executive Officer in June 1998. Mr. Girouard previously served as Chief Operating Officer from 1988 to 1998 and as President from 1988 until February 1999. Mr. Girouard joined Pier 1 Imports in 1975 and has served on its Board of Directors since 1988. He serves as a Director for Tandy Brands Accessories, Inc. and is a member of the Executive Committee for the United States Committee for
UNICEF - The United Nations Children's Emergency Fund. Mr. Girouard has served as a member of the Board of Directors since September 1998 and is a member of the Audit, Compensation and Executive Committees of the Company.

      Ronald Kirk, 48, has been a partner in the law firm of Gardere Wynne Sewell, L.L.P. since 1994 and is currently a candidate for the United States Senate. Mr. Kirk served as the Mayor of the City of Dallas from 1995 until November 2001. Mr. Kirk has served on the Board of Directors since January 1997 and is a member of the Governance and Nominating Committee of the Company.

      Jeffrey A. Marcus, 55, is a private investor. Mr. Marcus previously served as Chairman and Chief Executive Officer of Novo Networks, Inc., a broadband telecommunications company, from April 2000 until June 2001, Partner of Marcus & Partners, a private equity investment firm, from March 1999 until April 2000 and President and Chief Executive Officer of AMFM, Inc. (formerly Chancellor Media Corporation), from May 1998 until March 1999. Previously, Mr. Marcus was Chairman, President and Chief Executive Officer of Marcus Cable Company, a company he formed in 1990. Mr. Marcus serves on the Board of Directors of the Edwin L. Cox School of Business at Southern Methodist University and is active in several civic and charitable organizations. Mr. Marcus has served on the Board of Directors since January 1997 and is a member of the Executive and Governance and Nominating Committees of the Company.

      Erle Nye, 65, has been Chairman of the Board and Chief Executive of TXU Corp., a global energy services company, since 1997, having served as President and Chief Executive from 1995 to 1997, and President from 1987 to 1995. Mr. Nye has served on the Board of Directors of TXU Corp. since 1987. Mr. Nye also serves as Chairman of the Board and Chief Executive, and Director of Oncor Electric Delivery Company, TXU Energy Company LLC, TXU Gas Company, and TXU US Holdings Company and as a Director of TXU Europe Limited. Mr. Nye serves on the Board of Directors of the Edwin L. Cox School of Business at Southern Methodist University and is on the board of many professional, civic and charitable organizations.

      James E. Oesterreicher, 61, is the Retired Chairman of the Board of J.C. Penney Company, Inc., having served as Chairman of the Board and Chief Executive Officer from January 1997 until September 2000 and Vice Chairman and Chief Executive Officer from January 1995 until January 1997. Mr. Oesterreicher served as President of JCPenney Stores and Catalog from 1992 to 1995 and as Director of JCPenney Stores from 1988 to 1992. Mr. Oesterreicher has been with the J.C. Penney Company since 1964 where he started as a management trainee. He serves as a Director for The Dial Corporation, TXU Corp., Texas Health Resources, Circle Ten Council - Boy Scouts of America, March of Dimes, Spina Bifida Birth Defects Foundation, Aspen Institute Domestic Strategy Group, and American Society of Corporate Executives. Mr. Oesterreicher has served as a member of the Board of Directors of the Company since May 1994 and is a member of the Audit and Compensation Committees of the Company.

      Cece Smith, 57, is Managing General Partner of Phillips-Smith-Machens Venture Partners, a venture capital firm investing in retail and consumer businesses that she co-founded in 1986. Previously, Ms. Smith held senior management positions with Pearle Health Services and S & A Restaurant Corp. Ms. Smith has served as a member of the Board of Directors since January 2002 and is a member of the Audit and Compensation Committees of the Company.

      Roger T. Staubach, 60, has been Chairman of the Board and Chief Executive Officer of The Staubach Company, a full-service real estate strategy and services firm, since 1982. Mr. Staubach played professional football for the Dallas Cowboys and was elected to the National Football League Hall of Fame in 1985. He currently serves on the Board of Directors of AMR Corporation and is active in numerous civic, charity and professional organizations. He has served as a member of the Board of Directors of the Company since 1993 and is a member of the Governance and Nominating Committee of the Company.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

Stock Ownership Of Directors

                        Number of Shares of      Number Attributable
                        Common Stock             to Options
Name                    Beneficially Owned       Exercisable Within
                        as of September 9,       60 Days of September
                        2002 (1) (2) (3)         9, 2002
Ronald A. McDougall                777,197              701,250

Douglas H. Brooks                  898,375              768,752

Dan W. Cook, III                    39,591               39,591

Marvin J. Girouard                  22,927               20,604

Ronald Kirk                         23,783               22,634

Jeffrey A. Marcus                   14,008                4,008

Erle Nye                               -0-                  -0-

James E. Oesterriecher              13,753               10,604

Cece Smith                           1,198                  -0-

Roger T. Staubach                   22,247               18,598



     (1) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

     (2) Includes shares of Common Stock which may be acquired by exercise of options vested, or vesting within 60 days of September 9, 2002, under the Company's 1983 Incentive Stock Option Plan, 1991 Stock Option Plan for Non-Employee Directors and Consultants, 1992 Incentive Stock Option Plan, Stock Option and Incentive Plan, and 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants, as applicable.

     (3)  Each director owns less than 1% of the Company's Common
     Stock.



                           PROPOSAL 2

          AMENDMENT OF STOCK OPTION AND INCENTIVE PLAN

      In September 1998, the Board of Directors adopted the Stock Option and Incentive Plan (the "Plan"), covering the issuance of up to 9,000,000 shares of Common Stock of the Company. The adoption of the Plan was approved by the shareholders of the Company in November 1998. The purpose of the Plan is to strengthen the Company's ability to attract and retain key employees and to provide an incentive to employees and other persons who will be responsible for the Company's future growth and continued success. The Plan allows the issuance of stock options, stock appreciation rights, and restricted stock to eligible participants. At the annual meeting, the shareholders of the Company are being asked to approve an amendment to the Plan to (a) increase the number of shares of Common Stock available for awards under the Plan by an additional 4,500,000 shares and (b) limit the total number of shares of restricted stock that may be issued pursuant to the Plan to 500,000 shares plus those shares of restricted stock previously granted pursuant to the Plan. The following description is subject in all respects to the terms of the Plan.

Summary of the Plan

Stock Options

      The Plan is designed to permit the granting of options to all employees of the Company and its subsidiaries (of which there were approximately 90,000 employees as of June 26, 2002), although the Company has historically granted options only to certain of its salaried employees. The administration of the Plan will be provided by the Compensation Committee of the Board of Directors which has the authority to determine the terms on which options are granted under the Plan. The Compensation Committee determines the number of options to be granted to eligible participants, determines the exercise price and option period at the time the option is granted, and administers and interprets the Plan.

      The exercise price of options is payable in cash or the holder of an option may request approval from the Compensation Committee to exercise an option or a portion thereof by tendering shares of Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price.

      Both incentive stock options ("ISOs") and non-qualified stock options may be granted under the Plan. The Plan requires that the exercise price of an option will not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option. No ISO may be granted under the Plan to anyone who owns more than 10% of the outstanding Common Stock unless the exercise price is at least 110% of the fair market value of the Common Stock on the date of grant and the option is not exercisable more than five years after it is granted. There is no limit on the fair market value of ISOs that may be granted to an employee in any calendar year, but no employee may be granted ISOs that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000 and no employee may be granted more than 500,000 options and SARs (hereinafter defined) in a fiscal year. An option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

Tax Status of Stock Options

      Pursuant to the Plan, the Compensation Committee shall determine whether an option will be an "ISO" or a "non-qualified option."

      Incentive Stock Options. All stock options that qualify under the rules of Section 422 of the Internal Revenue Code, will be entitled to ISO treatment. To receive ISO treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted or (ii) within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

      If an employee does not meet the two-year and one-year holding requirements, but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the employee's gain on exercise will be treated as ordinary income rather than a capital gain and the Company will receive a corresponding deduction at the time of sale. Any remaining gain on sale will be a short-term or a long-term capital gain, depending on the holding period of the stock.

      An optionee's stock option agreement may permit payment for stock upon the exercise of an ISO to be made with other shares of Common Stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

      Non-Qualified Stock Options. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of an option. Upon exercise of a non-qualified option an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the exercise price. Any additional gain or loss after exercise realized by an optionee on subsequent disposition of such shares generally is a capital gain or loss and does not result in a tax deduction to the Company.

      Internal Revenue Code Section 162(m). Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is intended that the Plan meet the performance-based compensation exception to the limitation on deductions. The Plan meets the first requirement of this exception because no options will be awarded at an exercise price less than the fair market value of the stock on the date of grant. In addition, the administration of the plan by the Compensation Committee satisfies a second requirement for exemption from the $1,000,000 cap. A third requirement is satisfied due to the limitation on the number of shares that may be granted to any single employee during any fiscal year of the Company. The last requirement for exemption from the $1,000,000 cap has been satisfied by the approval of the Plan by the shareholders of the Company. In order to continue to satisfy this requirement, the Company is seeking the approval of this amendment to the Plan by the shareholders of the Company.

Stock Appreciation Rights and Stock Awards

      The Plan also permits the issuance of stock appreciation rights ("SARs") and restricted stock ("Stock Awards") (SARs and Stock Awards are collectively referred to as "Awards"). All employees of the Company and its subsidiaries are eligible to receive Awards under the Plan, although it is anticipated that only certain salaried employees will receive Awards. When an Award is made, the Compensation Committee will specify (a) the amount and form of the Award, (b) the objective performance goals, if any, that must be met in order for amounts to be payable pursuant to the Award, (c) the period, if any, during which the performance goals must be met, and (d) the period, if any, during which the participant must remain employed by the Company or a subsidiary as a condition of the Award ("Vesting Period"). The Compensation Committee may specify additional terms as it deems appropriate.

       The Compensation Committee may establish objective performance goals for Awards. The objective performance goals may relate to the performance of an employee's department or restaurant concept or the performance of the Company and its subsidiaries as a whole, or any combination of the two. The Compensation Committee may use any objectively determinable performance goals to measure performance. The Compensation Committee will establish the objective performance goals for Awards in writing before the beginning of the fiscal year, unless otherwise permitted under Section 162(m) of the Internal Revenue Code. At the end of each performance period for which an Award relates, the Compensation Committee will determine whether and to what extent the performance goals have been met. Awards will not be paid to the extent that the performance goals are not met. If any performance goal, business criteria or target for an Award is affected by special factors, the Compensation Committee may make special adjustments in the performance goal, business criteria or target.

      Awards may also be subject to vesting requirements under which the participant must remain a full-time active employee of the Company or a subsidiary throughout a "Vesting Period" in order for the Award to be payable. Full or partial acceleration of vesting will occur in the event of death or disability. The Compensation Committee may accelerate vesting, in whole or in part, under such circumstances as the Compensation Committee deems appropriate, but subject to the requirements of Section 162(m) of the Internal Revenue Code. No employee may be granted more than 500,000 stock options and SARs in a fiscal year and the maximum payment that can be made to an employee relating to Stock Awards in a fiscal year is $1,000,000.

Tax Status of SARs and Stock Awards

      Under the Internal Revenue Code, except as described below, if Awards are made in the form of restricted stock, no income will be realized by the employee upon the award of restricted stock. When restricted stock vests, the employee will recognize ordinary compensation income equal to the then fair market value of the shares. An employee may elect to make a "Section 83(b) election" under the Internal Revenue Code, in which case the employee will recognize income on the fair market value of the restricted stock at the time the shares are granted. A Section 83(b) election must be made within 30 days after the restricted stock is granted. The Company generally will be entitled to a federal income tax deduction at the time the employee recognizes income on the restricted stock.

      If Awards are made in the form of SARs, no income will be realized by the employee upon the award of SARs. When the SARs vest, the employee will recognize ordinary compensation income equal to the cash value of the SARs. The Company generally will be entitled to a federal income tax deduction at the time the employee recognizes income on the SARs.

      Grants of Awards are generally intended to meet the requirements of Section 162(m) of the Internal Revenue Code and, as such, to be exempt from the $1,000,000 deduction limit under most circumstances. This amendment to the Plan is being submitted to the Company's shareholders for approval in order to comply with such requirements.

Amendments

      The Plan may be amended, altered or discontinued by the Compensation Committee without the approval of the shareholders, except that the Compensation Committee does not have the power or authority to adversely affect the rights of any participant or beneficiary of any stock options or Awards granted under the Plan prior to the date such amendment is adopted by the Compensation Committee in the absence of written consent to the change by the affected participant or beneficiary. The Compensation Committee, however, may make appropriate adjustments in the number of shares covered by the Plan, the number of outstanding options, option prices, and any restrictions on outstanding Awards to reflect any stock dividend, stock split, share combination, merger, consolidation, reorganization, liquidation, change in control, or the like, of or by the Company.

Current Information Regarding Plan

      On September 9, 2002, (i) 7,746,878 shares were covered by options granted under the Plan, at option prices ranging from $15.38 to $33.02 per share and with expiration dates ranging from January 4, 2009 to November 15, 2011; (ii) 307,179 shares were subject to Stock Awards under the Plan and vest in full on dates ranging from November 4, 2002 to August 9, 2005. On September 9, 2002, the closing market price for a share of Company common stock was $27.76. No SARs or Awards other than the stock options and Stock Awards, as described above, are outstanding under the Plan.

      Information about options granted during the Company's 2002 fiscal year under the Plan to the Chief Executive Officer and the four other most highly compensated executive officers can be found in the table under the heading "Executive Compensation - Summary Compensation Table" and "Executive Compensation - Option Grants During 2002 Fiscal Year" below. During the 2002 fiscal year, options covering 698,000 shares were granted to current executive officers as a group under the Plan and options covering 1,813,975 shares were granted under the Plan to all employees (excluding executive officers) as a group. Options generally become exercisable in two annual installments beginning two years after the date of the option grant.

Plan Amendment

      As of September 9, 2002, stock options and Stock Awards covering 8,054,057 shares were outstanding and 3,052,920 shares were available for grant under the Plan. If shareholders approve the Amendment, the estimated maximum number of shares that may be issued under the Plan would be (in addition to shares subject to grants and awards as of September 9, 2002) increased to 7,552,920 shares. This number represents shares available for, but not yet subject to, a grant or award as of the date of this Proxy Statement (3,052,920 shares), assuming (i) no grants or awards were made under the Plan between September 9, 2002 and such date and (ii) no grants or awards previously made under the Plan are cancelled between September 9, 2002 and such date, plus the additional 4,500,000 shares authorized by the Amendment.

      Either authorized but unissued shares or treasury shares of Common Stock may be issued in connection with grants and awards under the Plan. In addition, any shares subject to an award which are forfeited or not issued because the terms and conditions of the grant or award are not met may be re-used for a new grant or award.

Required Vote; Recommendation

      The favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the annual meeting in person or by proxy is required to approve the Amendment of the Plan.

      The  Board  of  Directors believes  that  approval  of  the
Amendment is in the best interest of the Company and that the additional shares will strengthen the Company's ability to attract and retain key employees and furnish additional incentives to such persons by encouraging them to become owners of Common Stock of the Company.

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
TO THE STOCK OPTION AND INCENTIVE PLAN.



                           PROPOSAL 3

                      SHAREHOLDER PROPOSAL

     The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793, beneficial owner of 16,600 shares of Common Stock of the Company has notified the Company that it intends to present the following resolution at the annual meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. The Board of Directors recommends a vote AGAINST this Shareholder Proposal. As required by federal regulations, the resolution and supporting statement are printed below.

      RESOLVED: Shareholders request that our Board of Directors review the Company's policies for food products containing genetically engineered (GE) ingredients and report to shareholders by March 2004. This report, developed at reasonable cost and omitting proprietary information, would identify the risks, financial costs (including opportunity costs) and benefits, and environmental impacts of the continued use of GE-ingredients in food products sold or manufactured by the Company.

Shareholder Supporting Statement

       There   are   indicators   that   genetically   engineered
agricultural products may be harmful to humans, animals, or the environment:

     The National Academy of Sciences (NAS) report, Genetically Modified Pest-Protected Plants, recommends improved methods for identifying potential allergens in genetically engineered pest-protected plants and found the potential for gaps in regulatory coverage (4/2000);

    The NAS report The Environmental Effects of Transgenic Plants calls for "significantly more transparent and rigorous testing and assessment" of GE-plants (2/2002);

     GE-fish and GE-wheat may soon be commercialized, despite potential negative impacts on wild fish and non-GE wheat;

     Since fall 2000, many millions of dollars have been spent by food companies in recalling food containing GE corn not approved for human consumption;

     For  human  health and environmental concerns, the  European
Union has proposed regulations to phase out by 2005 antibiotic-resistant marker genes, widely used to develop GE seeds;

      GE-crops   grown  for  pharmaceutical  purposes,  including
contraceptive effects, may contaminate crops and soil and effect human health;

    Research has shown that Bt crops are building up Bt toxins in the soil, with unknown long-term effects on soil ecology.

    Markets for GE-foods are threatened by extensive resistance:

     In the UK, McDonald's, Burger King, and KFC exclude GE soy and corn ingredients from their menus;

     Europe's larger food retailers have committed to removing GE-foods from their store-brand products, as have some U.S.
     retailers;

     PepsiCo's Frito Lay asked farmers for only non-GE corn for their corn chips;

     McCain  Foods of Canada announced it would no longer  accept
     GE-Bt potatoes for their brand-name products (11/99);

     Gerber Products does not allow GE corn or soybeans in their baby foods;

     Upon ratification by 50 countries, the Biosafety Protocol, signed by over 100 countries, will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled "may contain" GEOs. Countries can decide whether to import those commodities based on a scientific risk assessment;

     Countries around the world, including Brazil, Greece, and Thailand, have instituted moratoriums or banned importation of GE-seeds and crops;

     Labelling of GE foods is required in the European Union, Japan, New Zealand, South Korea and Australia, and favored by 70-93% of people surveyed and over a dozen opinion polls in the U.S.

    We urge that this report:

  1) identify the scope of the Company's products that are derived from/contain GE ingredients;
  2) outline a contingency plan for sourcing non-GE ingredients should circumstances so require;
  3) cite evidence of long-term safety testing that demonstrates that GE crops, organisms, or products thereof are actually safe for humans, animals, and the environment.


Board of Directors' Statement In Opposition

      Your Board of Directors recommends a vote AGAINST this Shareholder Proposal for the following reasons:

      The Company cares and actively supports its customers' interest in food safety. We firmly believe that all of our food products, including those which may contain ingredients developed through biotechnology or genetic engineering, are safe. However, we believe that the United States Food & Drug Administration ("FDA"), the Environmental Protection Agency ("EPA"), and other regulatory authorities who are charged with protecting the health and safety of the public and the environment are the proper entities, rather than a restaurant company like the Company, to evaluate and make judgments about environmental risks presented by crops enhanced through biotechnology and safety concerns caused by the use of biotechnology-derived ingredients. Brinker International takes its lead from national food safety and regulatory authorities and we support their efforts to take whatever steps are necessary to assure that any new food technology is safe for consumers and the environment. Brinker International complies, and will continue in the future to comply, with all governmental regulations applicable to food safety.

      We understand that the use of genetic engineering with respect to certain staple foods is widespread in the United States. Even when these foods are produced in an unmodified form, under current practices they are combined with other biotechnology-derived foods during storage and distribution. Your Board of Directors believes that it would be difficult and costly for the Company to require its vendors to identify the scope of the Company's products that are derived from biotechnology-derived ingredients and identify sources of alternative food ingredients that are not biotechnology-derived.

      Requiring the Company to provide the requested report to shareholders would involve unnecessary expenditures of time and resources. We firmly believe that all products sold at our restaurants, including those which may contain ingredients developed through biotechnology, are safe. Furthermore, the reduction of the use of pesticides, the creation of more nutritious foods, and the possibility of finding new ways to help feed the world are several benefits to society and the environment that biotechnology in foods may bring. However, we respect the views of those who question the value of biotechnology in foods. Your Board of Directors believes that Brinker International's shareholders will be better served if governmental agencies such as the FDA and EPA monitor farmers and scientists to determine the safety of biotechnology-derived food ingredients for both human consumption and the environment while the Company keeps its focus on offering tasty and desirable restaurant meals for our customers that comply with applicable food safety regulations.

     Despite our opposition to this proposal, we are committed to the use of only those ingredients that meet our high quality and safety standards and we will continue to support the efforts of regulatory authorities to take whatever steps are necessary to assure that any new food technology is safe for consumers and the environment. Our shareholders and consumers can count on our compliance with all such regulations.

FOR  THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT
THIS  PROPOSAL  IS NOT IN THE BEST INTEREST OF  THE  COMPANY  AND
UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.


                       BOARD ORGANIZATION

Classes of Directors

      Each director serves for a one year term and is subject to re-election by the shareholders of the Company each year. However, the Governance and Nominating Committee has divided the non-employee directors into four classes. The classes are staggered so that each year the members of one of the classes shall have served on the Board of Directors for four consecutive years. At such time, the members of such class are considered "Retiring Directors" and will, as determined by the Governance and Nominating Committee, either leave the Board of Directors or serve an additional four year term on the Board of Directors (subject to annual re-election by the shareholders of the Company). All decisions of the Governance and Nominating Committee are made after considering the appropriateness of keeping existing members on the Board of Directors or nominating new candidates for election to the Board of Directors. Dr. Frederick S. Humphries is a Retiring Director and is leaving the Board of Directors after eight years of service. Each of Messrs. Girouard and Oesterreicher are Retiring Directors who have been renominated by the Governance and Nominating Committee. The four classes of non-employee directors are as follows: Messrs. Girouard, Nye, and Oesterreicher and Ms. Smith comprise Class 1 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2006 fiscal year. There are no members of Class 2. Messrs. Kirk and Marcus comprise Class 3 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2004 fiscal year. Messrs. Cook and Staubach comprise Class 4 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2005 fiscal year.

Committees of the Board of Directors

      The Board of Directors of the Company has established an Executive Committee, Audit Committee, Compensation Committee, and
Governance and Nominating Committee.

       All of the members of the Audit, Compensation, and Governance and Nominating Committees are directors independent of management who are not and never have been officers or employees of the Company.

      The Executive Committee (currently comprised of Messrs. Cook, Girouard, Marcus, and McDougall) met two times during the fiscal year. The Executive Committee reviews material matters between Board meetings, provides advice and counsel to Company management, and has the authority to act for the Board on most matters between Board meetings. In addition, the Executive Committee is also charged with assuring that the Company has a satisfactory succession management plan for all key management positions.

        The Audit Committee is currently comprised of Messrs. Girouard, Humphries, and Oesterreicher and Ms. Smith and it met three times during the fiscal year. A discussion of the role of the Audit Committee is provided under "Report of the Audit Committee" below.

       The Compensation Committee is currently comprised of Messrs. Cook, Girouard, and Oesterreicher and Ms. Smith and met three times during the fiscal year. Functions performed by the Compensation Committee include: reviewing the performance of the Chief Executive Officer, approving key executive promotions, ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels, the adoption, amendment and administration of compensation and stock-based incentive plans (subject to shareholder approval where required), management of the various stock option plans of the Company, and approval of the total number of available shares to be used each year in stock-based plans. The specific nature of the Committee's responsibilities as they relate to executive officers is set forth below under "Report of the Compensation Committee."

      The purposes of the Governance and Nominating Committee are to recommend to the Board of Directors potential members to be added as new or replacement members to the Board of Directors, to review the compensation paid to non-management Board members, and to recommend corporate governance guidelines to the full Board of Directors. The Governance and Nominating Committee will consider a shareholder-recommended nomination for director to be voted upon at the 2003 annual meeting of shareholders provided that the recommendation must be in writing, set forth the name and address of the nominee, contain the consent of the nominee to serve, and be submitted on or before May 27, 2003. The Governance and Nominating Committee is composed of Messrs. Cook, Kirk, Marcus, and Staubach and it met two times during the fiscal year.

      During the fiscal year ended June 26, 2002, the Board of Directors held five meetings. With the exception of Mr. Staubach, who attended 71.4% of the aggregate total meetings of the Board of Directors and Committees on which he served, each director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served.

Directors' Compensation

      Directors who are not employees of the Company receive (a) annual compensation of $40,000, at least 25% of which must be taken in the form of stock options or restricted stock, (b) an annual grant of 4,000 stock options, (c) $2,000 for each meeting of the Board of Directors attended, and (d) $2,000 for each meeting of any committee of the Board of Directors attended. The Chair of the Audit Committee will receive additional annual compensation of $7,500 and the Chair of each of the Compensation, Executive, and Governance and Nominating Committees will receive additional annual compensation of $5,000. The Company also reimburses directors for costs incurred by them in attending meetings of the Board. A new director who is not an employee of the Company will receive 20,000 stock options at the beginning of such director's term. The stock options and restricted stock are granted pursuant to the Company's 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants as of the sixtieth day following the Board of Directors' meeting held contemporaneous with the annual meeting of shareholders (or if the sixtieth day is not a business day, on the first business day thereafter) at the fair market value of the underlying Common Stock on the date of grant. One-third of the stock options will vest on each of the second, third and fourth anniversaries of the date of grant. All of the restricted stock will vest on the fourth anniversary of the date of grant. A Retiring Director who is being nominated for an additional term on the Board of Directors will receive an additional grant of 10,000 stock options at the beginning of such director's new term.


                       EXECUTIVE OFFICERS

     The Board of Directors elects executive officers annually at its first meeting following the annual meeting of shareholders. Certain information about the Company's executive officers is set forth below. Information about Mr. McDougall and Mr. Brooks is included under the caption "Election of Directors - Information About Nominees."

      Wilson L. Craft, 49, was elected Big Bowl Asian Kitchen President in November 2000, having previously served as Senior Vice President and Chief Operating Officer of Chili's since May 1998. Mr. Craft joined the Company in 1984 as a Chili's Manager Trainee and was promoted to General Manager in 1985, Area Director and then Regional Director in 1987, and Regional Vice President of Operations in 1991, a position he held until May 1998.

      Todd E. Diener, 45, was elected Chili's President in May 1998, having previously served as Chili's Senior Vice President and Chief Operating Officer since July 1996. Mr. Diener joined the Company as a Chili's Manager Trainee in 1981 and was promoted to General Manager in 1983, Area Director in 1985, and Regional Director in 1987. Mr. Diener became Regional Vice President in 1989, a position he held until July 1996.

      Starlette Johnson, 39, was elected Executive Vice President and Chief Strategic Officer in June 2001. Mrs. Johnson joined the Company in 1995 as Director of Planning. She was promoted to Vice President of Strategic Development in 1996 and was named Senior Vice President of Human Resources in June 2000.

      John G. Malone, 49, was elected Cozymel's Coastal Grill President in August 2002, having previously served as Chili's Senior Vice President of Operations since 1997. Mr. Malone joined the Company as a Chili's Manager Trainee in 1980 and was promoted to General Manager in 1982, Area Director in 1983, Regional Director in 1991, and Regional Vice President in 1991, a position he held until August 2002.

      John C. Miller, 47, has served as Romano's Macaroni Grill President since April 1997. Mr. Miller joined the Company as Vice President-Special Concepts in 1987. In 1988, he was elected Vice President - Joint Venture/Franchise and served in this capacity until 1993 when he was promoted to Senior Vice President
- New Concept Development. Mr. Miller was named Senior Vice President - Mexican Concepts in 1994 and was subsequently elected Senior Vice President and Mexican Concepts President in 1995, a position he held until April 1997.

      David M. Orenstein, 44, was elected On The Border President in August 2002, having previously served as Chief Operating Officer of On The Border since May 2002 and Vice President of Operations for On The Border since June 1999. Mr. Orenstein joined the Company as a Chili's Manager in Training in 1984, was promoted to General Manager in 1986, and Area Director in 1988. Mr. Orenstein became a Regional Director in 1993, a position he held until 1997. Between 1997 and 1999, Mr. Orenstein owned and operated his own restaurant.

       Charles M. Sonsteby, 49, was elected Executive Vice President and Chief Financial Officer in May 2001. Mr. Sonsteby joined the Company as Director of the Company's Tax, Treasury and Risk Management departments in 1990. In 1994 he was named Vice President and Treasurer and was promoted to Senior Vice President of Finance in March 1997, a position he held until May 2001.

       Roger F. Thomson, 53, has served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary since June 1996. Mr. Thomson joined the Company as Senior Vice President, General Counsel and Secretary in 1993 and was promoted to Executive Vice President, General Counsel and
Secretary in 1994. Mr. Thomson served as a Director of the Company from 1993 until 1995.

      Mark F. Tormey, 49, has served as Maggiano's Little Italy ("Maggiano's") President since November 1997, having joined the Company as Senior Vice President and Chief Operating Officer of Maggiano's in 1995. Prior to joining the Company, Mr. Tormey worked for Lettuce Entertain You Enterprises, Inc. ("LEYE") since 1979. In 1991, Mr. Tormey opened the first Maggiano's restaurant and worked with the Maggiano's group at LEYE until Maggiano's was acquired by the Company in 1995.

      David Wolfgram, 44, has served as Corner Bakery Cafe ("Corner Bakery") President since November 1997, having joined the Company as Senior Vice President and Chief Operating Officer of Corner Bakery in 1995. Mr. Wolfgram joined LEYE in 1980 and became Vice President and Managing Partner in 1989. Mr. Wolfgram worked with the Corner Bakery group at LEYE until Corner Bakery was acquired by the Company in 1995.


                     EXECUTIVE COMPENSATION

Summary Compensation Table

      The following summary compensation table sets forth the annual compensation for the Company's five highest compensated executive officers, including the Chief Executive Officer, whose salary and bonus exceeded $100,000 in fiscal 2002.

                                                              Long-Term Compensation

                          Annual                           Awards              Payouts
                       Compensation

Name and                                            Restricted   Securities   Long-Term    All Other
Principal                                           Stock        Underlying   Incentive    Compensation
Position              Year  Salary      Bonus       Awards (1)   Options      Payouts      (2)
Ronald A. McDougall   2002  $1,100,000  $1,100,001  $ 466,039       275,000   $  515,660    $ 18,000
Chairman of the       2001  $  999,385  $1,149,354  $ 201,595       180,001   $  352,054    $ 42,783
Board and Chief       2000  $  978,462  $1,357,616  $ 973,204       180,000   $  174,054    $ 29,112
Executive Officer

Douglas H. Brooks     2002  $  723,462  $  578,770  $ 294,441       125,000   $  325,791    $ 21,043
President and         2001  $  674,154  $  566,290  $ 127,344       112,501   $  222,425    $ 29,777
Chief Operating       2000  $  624,231  $  866,121  $ 605,398       112,500   $  110,050    $ 19,803
Officer

Todd E. Diener        2002  $  457,115  $  269,077  $ 290,521        45,000   $  385,528    $ 21,677
Chili's Grill &       2001  $  407,539  $  272,296  $ 124,238        37,501   $  219,458    $ 22,942
Bar President         2000  $  355,962  $  293,354  $ 200,731        37,500   $  107,346    $ 57,531

Roger F. Thomson      2002  $  419,385  $  251,631  $ 122,843        46,500   $  135,922    $ 20,561
Executive Vice        2001  $  399,231  $  251,516  $  53,135        46,501   $   92,797    $ 20,022
President, Chief      2000  $  374,231  $  346,164  $ 320,804        46,500   $   45,914    $ 33,886
Administrative
Officer, General
Counsel and
Secretary

John C. Miller        2002  $  424,231  $  206,686  $ 258,451        45,000    $  279,708   $ 22,702
Romano's              2001  $  399,847  $  251,904  $ 115,629        37,501    $  195,243   $ 24,480
Macaroni Grill        2000  $  349,385  $  234,088  $ 265,556        37,500    $   99,910   $ 16,552
President

(1)   Restricted  stock  is  valued at the  closing  price  of  the
Company's Common Stock on the grant dates. Mr. McDougall was awarded 19,022 shares of restricted stock during the last fiscal year, 6,341 shares of which vested on August 10, 2002, 6,340 shares of which will vest on August 10, 2003, and 6,341 shares of which will vest on August 10, 2004. Mr. Brooks was awarded 12,018 shares of restricted stock during the last fiscal year, 4,006 shares vested on August 10, 2002, 4,006 shares of which will vest on August 10, 2003, and 4,006 shares of which will vest on August 10, 2004. Mr. Diener was awarded 11,858 shares of restricted stock during the last fiscal year, 3,953 shares of which vested on August 10, 2002, 3,952 shares of which will vest on August 10, 2003, and 3,953 shares of which will vest on August 10, 2004. Mr. Thomson was awarded 5,014 shares of restricted stock during the last fiscal year, 1,672 shares of which vested on August 10, 2002, 1,671 shares of which will vest on August 10, 2003, and 1,671 shares of which will vest on August 10, 2004. Mr. Miller was awarded 10,549 shares of restricted stock during the last  fiscal  year,  3,517 shares of which  vested  on  August  10,
2002, 3,516 shares of which will vest on August 10, 2003, and 3,516 shares of which will vest on August 10, 2004. The dollar value of the restricted stock held by each of the named executive officers at the end of the last fiscal year (at $32.17 per share, the closing price of the Company's Common Stock on June 26, 2002) is as follows:



     Executive            Shares of Restricted Stock    Value of Restricted Stock
     Ronald A. McDougall  48,086                         $1,546,927
     Douglas H. Brooks    30,226                         $  972,370
     Todd E. Diener       20,283                         $  652,504
     Roger F. Thomson     12,935                         $  416,119
     John C. Miller       18,706                         $  601,772


If dividends are paid by the Company on its Common Stock, the owners of restricted stock will be entitled to receive dividends on shares of restricted stock owned by them. For those named officers who have compensation in excess of $1,000,000 in any year in which shares of restricted stock are granted, the vesting of such restricted stock shall occur on the designated vesting dates only if performance objectives are attained.

(2) All other compensation represents Company match on deferred compensation and various fringe benefits including car allowance and reimbursement of tax preparation, financial planning, health club expenses and, in the case of Mr. Diener for fiscal 2000, reimbursement of relocation expenses.


Option Grants During 2002 Fiscal Year

      The following table contains certain information concerning the grant of stock options pursuant to the Company's Stock Option and Incentive Plan to the executive officers named in the above compensation table during the Company's last fiscal year.

                                 % of
                                 Total
                                 Options                                 Realizable Value of
                                 Granted to                              Assumed Annual Rates of
                                 Employees                               Stock Price Appreciation
                       Options   in Fiscal   Exercise or   Expiration    for Option Term (1)
Name                   Granted   Year        Base Price     Date            5%          10%
Ronald A. McDougall    275,000   10.95%      $27.90        11/15/11      $4,825,150  $12,227,875
Douglas H. Brooks      125,000    4.98%      $27.90        11/15/11      $2,193,250  $ 5,558,125
Todd E. Diener          45,000    1.79%      $27.90        11/15/11      $  789,570  $ 2,000,925
Roger F. Thomson        46,500    1.85%      $27.90        11/15/11      $  815,889  $ 2,067,623
John C. Miller          45,000    1.79%      $27.90        11/15/11      $  789,570  $ 2,000,925


(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

Stock Option Exercises and Fiscal Year End Value Table

      The following table shows stock option exercises by the named officers during the last fiscal year, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year end. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing options and the $32.17 fiscal year end price of the Company's Common Stock.

                                                                                  Value of Unexercised
                     Shares                     Number of Unexercised            In-the-Money Options at
                     Acquired     Value       Options at Fiscal Year End             Fiscal Year End
Name                On Exercise  Realized      Exercisable    Unexercisable    Exercisable   Unexercisable
Ronald A. McDougall   997,501   $18,764,236     521,250         545,001         $ 8,184,564  $3,556,411
Douglas H. Brooks     114,750   $ 2,672,987     656,252         293,751         $12,864,299  $2,022,603
Todd E. Diener         10,230   $   194,281     147,963         101,251         $ 2,513,640  $  688,438
Roger F. Thomson       37,500   $   569,501      23,250         116,251         $   373,046  $  813,951
John C. Miller        147,768   $ 3,298,999     262,314         101,251         $ 5,013,001  $  688,438

Equity Compensation Plan Information

      The following table sets forth information concerning the shares of Common Stock that may be issued upon exercise of options, warrants and rights under all of the Company's equity compensation plans as of June 26, 2002, consisting of the 1983
Incentive Stock Option Plan, 1991 Stock Option Plan for Non-Employee Directors and Consultants, 1992 Incentive Stock Option Plan, Stock Option and Incentive Plan, and 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants. All of such plans have been approved by the shareholders of the Company.

             (a)             (b)                     (c)
Plan         Number of       Weighted-average        Number of securities
category     securities      exercise price          remaining available
             to be issued    of outstanding          for future issuance
             upon exercise   options, warrants       under equity
             of outstanding  and rights              compensation plans
             options,                                (excluding securities
             warrants and                            reflected in column (a))
             rights
Equity       10,334,583        $20.38                 3,127,122
compensation
plans
approved by
security
holders

Equity         None            None                    None
compensation
plans not
approved by
security
holders

Total        10,334,583        $20.38                 3,127,122

              REPORT OF THE COMPENSATION COMMITTEE

Compensation Philosophy

      The executive compensation program is designed as a tool to reinforce the Company's strategic principles - to be a premiere and progressive growth company with a balanced approach towards people, quality and profitability and to enhance long-term shareholder value. To this end, the following principles have guided the development of the executive compensation program:

    Provide  competitive levels of compensation  to  attract  and retain the best qualified executive talent. The Compensation Committee strongly believes that the caliber of the Company's management group makes a significant difference in the Company's sustained success over the long term.

    Embrace   a   pay-for-performance   philosophy   by   placing
     significant amounts of compensation "at risk" - that is, compensation payouts to executives will vary according to the overall performance of the Company.

    Directly   link   executives'   interests   with   those   of
     shareholders   by  providing  opportunities  for   long-term
     incentive compensation based on changes in shareholder value.

       The executive compensation program is intended to appropriately balance the Company's short-term operating goals with its long-term strategy through a careful mix of base salary, annual cash incentives and long-term performance compensation including cash incentives, stock options and shares of restricted stock.

Base Salaries

       Executives' base salaries and total compensation are targeted to be competitive between the 75th and 90th percentiles of the market for positions of similar responsibility and scope to reflect the exceptionally high level of executive talent required to execute the growth plans of the Company. Positioning executives' base salaries at these levels is necessary for attracting, retaining and motivating executives with the essential qualifications for managing the Company's growth. The Company defines the relevant labor market for such executive talent through the use of third-party executive salary surveys that reflect both the chain restaurant industry as well as a broader cross-section of companies from many industries. Individual base salary levels are determined by considering market data for each officer's position, level of responsibility, performance, and experience. The overall amount of base salary increases awarded to executives reflects the financial performance of the Company, individual performance and potential, and/or changes in an officer's duties and responsibilities.

Annual Incentives

      The Company's Profit Sharing Plan is a non-qualified annual incentive arrangement in which all corporate employees, including executives, participate. The program is designed to reflect employees' contribution to the growth of the Company's Common Stock value by increasing the earnings of the Company. The plan reinforces a strong teamwork ethic by making the basis for payouts to non-restaurant concept executives the same as for all other non-restaurant concept corporate employees and by making the basis for payouts to executives of one of the Company's restaurant concepts the same as for all other members of such restaurant concept's corporate team.

      At the beginning of a fiscal year, each executive is assigned an Individual Participation Percentage ("IPP") of the base salary for such executive that targets overall total cash compensation for executives between the 75th and 90th percentiles of the market. The IPPs reflect the Compensation Committee's desire that a significant percentage of executives' total compensation be derived from variable pay programs.

401(k) Savings Plan and Savings Plan II

      The Company's 401(k) Savings Plan ("Plan I") and Savings Plan II ("Plan II") are designed to provide the Company's employees with a tax-deferred long-term savings vehicle. All amounts of a salaried participant's contribution up to a maximum of 5% of such participant's base compensation are matched by the Company in an amount equal to twenty-five percent of such salaried participant's contribution.

      Plan I is a qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute (in an amount not to exceed the greater of (a) 20% of base salary and 100% of eligible bonus or (b) $11,000) as well as the investment alternatives in which their contributions are to be invested. The Company's matching contribution for all salaried Plan I participants is made in Company Common Stock. All participants in Plan I are considered non-highly compensated employees as defined by the Internal Revenue Service. A participant's contributions vest immediately while Company contributions vest twenty-five percent annually, beginning in the participant's second year of eligibility.

      Plan II is a non-qualified deferred compensation plan. Plan II participants elect the percentage of pay they wish to defer into their Plan II account (in an amount not to exceed 50% of base salary and 100% of eligible bonus). They also elect the percentage of their deferral account to be allocated among various investment options. The Company's matching contribution for all non-officer Plan II participants is made in Company Common Stock, with corporate officers receiving a Company match in cash. Participants in Plan II are considered a select group of management and highly compensated employees according to the Department of Labor. A participant's contributions vest immediately while Company contributions vest twenty-five percent annually, beginning in the participant's second year of eligibility.

Long-Term Incentives

     All salaried employees of the Company, including executives, are eligible for annual grants of tax-qualified and non-qualified stock options. By tying a significant portion of executives' total opportunity for financial gain to increases in shareholder wealth as reflected by the market price of the Company's Common Stock, executives' interests are closely aligned with shareholders' long-term interests. In addition, because the Company does not maintain any qualified retirement programs for executives, the stock option plan is intended to provide executives with opportunities to accumulate wealth for later retirement.

     Stock options are rights to purchase shares of the Company's Common Stock at the fair market value of the underlying Common Stock as of the date of grant. Grantees do not receive a benefit from stock options unless and until the market price of the Company's Common Stock increases. Fifty percent of a stock option grant becomes exercisable two years after the grant date; the remaining fifty percent of a grant becomes exercisable three years after the grant date. Stock options are typically granted annually in November as part of a fixed grant, based on a target value approved by the Compensation Committee. The Compensation Committee has the authority to substitute shares of restricted stock for stock options as part of this fixed grant.

      The Executive Long-Term Incentive Plan is a performance-related plan using overlapping three-year cycles paid annually. For corporate officers, the criterion for payment is the Company's cumulative earnings per share over a three-year period relative to a target established by the Compensation Committee. For a restaurant concept officer, the criterion is the three-year cumulative profit before taxes for such restaurant concept relative to the target established by the Compensation Committee.

      Each participant will be assigned a specific dollar target at the beginning of each three-year cycle for payout in a combination of cash and restricted stock at the end of the designated three-year performance period based on achievement relative to plan. These three-year targets are established/revised as part of the annual planning process. Once established and approved, targets are fixed for the upcoming three-year cycle. The actual cash payment and number of shares granted of restricted stock will vary based on the achievement to plan of earnings per share for corporate officers, and profit before taxes for restaurant concept officers. The participant will receive the target payment if the target performance is achieved for the three-year cycle; an above or below target payout will be made based on actual performance compared to planned performance for the ending three-year cycle. Any payouts made under the Executive Long-Term Incentive Plan shall be made one-half in cash and one-half in restricted stock, which restricted stock will vest one-third per year over the next three years.

      All payouts under the Executive Long-Term Incentive Plan will have a 150% payout cap, subject to override by the Chief Executive Officer of the Company (except for payouts to the Chief Executive Officer, which shall be subject to override by the Compensation Committee). No participant in the Executive Long-Term Incentive Plan may receive a payout of more than 100,000 shares of restricted stock and $1,500,000 in cash in any fiscal year.

Pay/Performance Nexus

     The Company's executive compensation program has resulted in a direct relationship between the compensation paid to executive officers and the Company's performance. See "Five-Year Total
Shareholder Return Comparison" below.

CEO Compensation

      The Compensation Committee made decisions regarding Mr. McDougall's compensation package according to the guidelines discussed in the preceding sections. Mr. McDougall was awarded a $100,000 salary increase for fiscal 2003 to recognize the Company's performance during fiscal 2002 under his leadership and his significant contributions to the Company's continued success. Mr. McDougall was granted 275,000 stock options and 19,022 shares of restricted stock under the Company's Stock Option and Incentive Plan. Approximately 52.4% of Mr. McDougall's cash compensation for fiscal 2002 was incentive pay pursuant to the Company's Profit Sharing Plan. Like all Company executives, Mr. McDougall's compensation is significantly affected by the Company's performance. In the 2002 fiscal year, Mr. McDougall's total cash compensation decreased approximately 2.3% from its level in the 2001 fiscal year.


Federal Income Tax Considerations

      The  Compensation Committee has considered  the  impact  of
Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Compensation Committee to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws. The Compensation Committee believes that the Company's compensation programs provide the necessary incentives and flexibility to promote the Company's performance-based compensation philosophy while being consistent with Company objectives.

     The Compensation Committee's administration of the executive compensation program is in accordance with the principles outlined at the beginning of this report. The Company's financial performance supports the compensation practices employed during the past year. No member of the Compensation Committee serves or previously served as an employee or officer of the Company.

                       Respectfully submitted,
                       COMPENSATION COMMITTEE



                       DAN W. COOK, III (Chair)
                       MARVIN J. GIROUARD
                       JAMES E. OESTERREICHER
                       CECE SMITH


                  REPORT OF THE AUDIT COMMITTEE

      In accordance with its written charter adopted by the Board of Directors, a revised copy of which is attached to this Proxy Statement as Appendix A, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Company management is responsible for the Company's internal controls and the financial reporting process. KPMG LLP, the Company's independent auditors, is responsible for performing an independent audit of the
Company's financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also is responsible for the selection of the Company's independent auditors. The Audit
Committee is composed solely of independent directors who are qualified for service under the New York Stock Exchange listing standards.

      In this context, the Audit Committee held discussions with management of the Company, who represented to the Audit Committee that the Company's audited financial statements were prepared in accordance with generally accepted accounting principals. Such discussions also involved an evaluation of the independence of KPMG LLP. The Audit Committee has reviewed and discussed the audited financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with the independent auditors its independence in connection with its audit of the Company's financial statements.

     Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommends to the Board that the financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 26, 2002 for filing with the Securities and Exchange Commission. The Audit Committee also recommended that KPMG LLP be reappointed as the Company's independent auditors for the 2003 fiscal year.

                                     Respectfully submitted,
                                     AUDIT COMMITTEE



                                      JAMES E. OESTERREICHER (chair)
                                      MARVIN J. GIROUARD
                                      FREDERICK S. HUMPHRIES
                                      CECE SMITH

Audit Fees

      The following table sets forth the aggregate fees billed to the Company for the fiscal year ended June 26, 2002 by the Company's principal accounting firm, KPMG LLP:

 Annual Audit Fees    Financial Information Systems     All Other Fees
                      Design and Implementation Fees
     $ 140,000                   $ 0                     $ 384,000 (1)(2)

(1) The Audit Committee has considered whether the provision of these non-audit services by KPMG LLP is compatible with maintaining the independence of such principal accountant.

(2)    Includes  fees  for  tax  consulting  ($221,000),   audits
   performed for benefit plans and international affiliates ($30,000), franchise-related services ($16,000), outsourcing of internal audit-related information technology services ($73,000), and accounting advisory services ($44,000).



               STOCK OWNERSHIP OF CERTAIN PERSONS

      The following table shows (a) certain information as to all persons known by the Company to beneficially own more than 5% of the Common Stock of the Company and (b) the ownership of the Company's Common Stock by the named executive officers, and all executive officers and directors as a group.



                                               Number Attributable
                       Number of Shares of     to Options
                       Common Stock            Exercisable Within
Name                   Beneficially Owned as   60 Day of
                       of September 9, 2002    September 9, 2002    Percent

FMR Corp.
 82 Devonshire Street     9,491,980 (1)          (2)                8.88%
 Boston, MA 02109

Ronald A. McDougall         777,197 (3) (4)       701,250           *

Douglas H. Brooks           898,375 (3) (4)       768,752           *

Todd E. Diener              236,806 (3) (4)       185,463           *

Roger F. Thomson             91,529 (3) (4)        69,750           *

John C. Miller              345,141 (3) (4)       299,814           *

All Executive
Officers and              3,121,990 (3) (4)     2,462,212           3.11%
Directors as a
Group (20 persons)


     *    Less than 1%.
     (1)  Based on information contained in Schedule 13G dated February
          14, 2002.
     (2)  Not Applicable
     (3) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.
     (4) Includes shares of Common Stock which may be acquired by exercise of options vested, or vesting within 60 days of September 9, 2002, under the Company's 1983 Incentive Stock Option Plan, 1992 Incentive Stock Option Plan, and Stock Option and Incentive Plan, as applicable.


      The Company has established a guideline that all senior officers of the Company own stock in the Company, believing that it is important to further encourage and support an ownership mentality among the senior officers that will continue to align their personal financial interests with the long-term interests of the Company's shareholders. Pursuant to the guideline, the minimum amount of Company Common Stock that a senior officer will be encouraged to own will be determined by such officer's position within the Company as well as annual compensation.

         FIVE-YEAR TOTAL SHAREHOLDER RETURN COMPARISON

      The following is a line graph presentation comparing cumulative, five-year total shareholder return on an investment in the Common Stock of the Company against the returns of the S&P 500 Index and the S&P Restaurant Industry Index. A list of the returns follows the graph.




      The  graph  assumes  a  $100  initial  investment  and  the
reinvestment  of  dividends.   The  values  shown   are   neither
indicative nor determinative of future performance.

                        1997     1998     1999     2000     2001    2002
Brinker International   $100.00  $141.08  $196.45  $211.17  $266.37 $344.69
S&P 500                  100.00   130.16   159.78   171.36   145.95  119.70
S&P Restaurants          100.00   135.47   169.82   130.64   127.50  144.82


    SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Except for one late filing during the fiscal year by each of Messrs. Humphries and Miller and two late filings by Mr. Sonsteby, the Company believes that all filing requirements were satisfied. In making these disclosures and filing the reports, the Company has relied solely on written representations from certain reporting persons.



  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. There were no transactions required to be reported.


                    SHAREHOLDERS' PROPOSALS

      Any proposals that shareholders of the Company desire to have presented at the 2003 annual meeting of shareholders must be received by the Company at its principal executive offices no later than May 27, 2003.

                      INDEPENDENT AUDITORS

      Representatives of KPMG LLP, independent certified public accountants and auditors of the Company's financial statements, are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                         MISCELLANEOUS

      The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers, and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

      The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended June 26, 2002, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

                              By Order of the Board of Directors,



                              ROGER F. THOMSON
                              Secretary

Dallas, Texas
September 24, 2002